EXHIBIT 99.1

Corcept Therapeutics Incorporated

Code of Ethics

This Code of Ethics is promulgated by the Board of Directors under section 406 of the Sarbanes Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder and applies to all employees, and officers and directors of the company. It contains standards reasonably necessary to promote: honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the issuer and in other public communications; and compliance with applicable governmental laws, rules and regulations.

You must:

1. Act with honesty and integrity, ethically handling actual or apparent conflicts of interest in personal and professional relationships.

2. Produce or cause to be produced, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

3. Comply with applicable governmental laws, rules and regulations.

4. Promptly report any violation of this Code of Ethics to the Company’s Audit Committee.

You will be held accountable for your adherence to this Code of Ethics. Your failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including immediate termination of your employment.

If you are a senior financial officer (as defined below), other executive officer or member of the Company’s board of directors, any request by you for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Company’s Audit Committee, which will then take appropriate actions, including the submission of proper requests to the Board of Directors. If you are not a senior financial officer, other executive officer or member of the Company’s board of directors, any request by you for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Company’s Chief Financial Officer.

With regard to senior financial officers, other executive officers and members of the Board of Directors, the Board will have the sole and absolute discretionary authority, acting upon such recommendation as may be made by the Audit Committee, to approve any waiver from this Code of Ethics. Any waiver from this Code of Ethics for senior financial officers, other executive officers or members of the Board of Directors will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission. For purposes of this Code of Ethics, the term “senior financial officer” includes the chief executive officer, chief financial officer and principal accounting officer or controller, and persons performing similar functions.